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                                                                      Rxhibit 3

                                                               November 12, 1997


Applied Graphics Technologies, Inc.
c/o Daily News
450 West 33rd Street
New York, New York  10001-2681
Attention:  Fred Drasner

      Re: Registration Rights Agreement dated April 16, 1996 between Applied Graphics Technologies, Inc. (the "COMPANY") and Applied Printing Technologies, L.P. (the "BORROWER") (the "REGISTRATION AGREEMENT")

Ladies and Gentlemen:

      The Borrower and BankBoston, N.A. (the BANK") have entered into a Pledge Agreement of even date herewith (as amended from time to time, the "PLEDGE AGREEMENT"), pursuant to which the Borrower has pledged certain "Covered Shares" (this and any other capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Registration Agreement) to the Bank, and in so doing has created an Encumbrance in favor of the Bank, as Pledgee.

      Pursuant to Section 12.6 of the Registration Agreement, the Bank hereby agrees to be bound by the provisions of the Registration Agreement upon the Bank's acquisition of the Covered Shares pursuant to and upon a default under the Pledge Agreement.

                                    Very truly yours,

                                    BANKBOSTON, N.A.


                                      By: /s/ Daniel M. Kortick
                                          ----------------------------
                                      Name: Daniel M. Kortick
                                          ----------------------------
                                      Its: Vice President
                                          ----------------------------